CNF News Release


Contacts:  Investors - Patrick Fossenier (650) 813-5353
                              fossenier.patrick@cnf.com

           Media - Nancy Colvert (650) 494-2900
                              colvert.nancy@cnf.com


     UPS TO ACQUIRE CNF'S MENLO WORLDWIDE FORWARDING UNIT


PALO ALTO, Calif., Oct. 5, 2004 - CNF Inc. (NYSE: CNF) today announced that it has entered into a definitive agreement with UPS under which UPS will purchase CNF's Menlo Worldwide Forwarding business for $150 million in cash, plus the assumption of approximately $110 million of debt.

     The purchase includes Menlo Worldwide Forwarding's air and ocean forwarding operations in more than 175 countries, its North American services and facilities, its operations hub in Dayton, Ohio, Menlo Worldwide Expedite! and Menlo Worldwide Trade Services.

     Not part of the transaction are Menlo Worldwide Logistics, Menlo Worldwide Technologies, Vector SCM or Con-Way Transportation Services, all of which continue to be owned and operated by CNF.

     CNF said it would recognize an after-tax loss on the sale of Menlo Worldwide Forwarding, formerly named Emery Worldwide, of approximately $260 million, subject to adjustments at closing.
The company also said it would reschedule its planned Oct. 18 third-quarter earnings announcement and will present results on the basis of continuing and discontinued operations.


     "CNF will be in its best financial condition in 15 years," said
W. Keith Kennedy, CNF chairman and interim chief executive officer. "We will have an excellent balance sheet, with a strong cash position. We are strengthening our business and serving the best interests of our shareholders, while enabling Menlo Worldwide
Forwarding to join with one of the premier brands in the transportation industry."

     Bob Stoffel, UPS senior vice president, Supply Chain Group, said, "This acquisition is an ideal strategic and operational fit. Menlo Worldwide Forwarding is a well-established global air freight forwarder, with international trade capabilities - all of which complement UPS' existing operations."

     Menlo Worldwide Forwarding has been part of the Menlo Worldwide operating group of companies since 2001. It employs more than 8,000 people around the world and had gross revenues in 2003 of $1.9 billion.

     The acquisition of Menlo Worldwide Forwarding by UPS is subject to customary regulatory reviews and is expected to close in the fourth quarter.

     CNF will host a conference call for shareholders and the investment community at 1:30 p.m. EDT (10:30 a.m. PDT) today, Tuesday, October 5, 2004. On the call, management will review the transaction between Menlo Worldwide Forwarding and UPS. The call can be accessed by dialing (888) 423-3274, or (612) 326-1011 for international callers only. The call will also be available through a live web cast at the investor relations section of the CNF web site at www.cnf.com and at www.streetevents.com. An audio replay will be available for one week following the call by telephoning
(800) 475-6701, or (320) 365-3844 for international callers only, and using access code 749777. The replay will also be available at the same web casting sites providing access to the live call.

     UPS is the world's largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. With headquarters in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS's stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at UPS.com

     Menlo Worldwide includes the operations of Menlo Worldwide Forwarding, Menlo Worldwide Logistics, Vector SCM, Menlo Worldwide Technologies, Menlo Worldwide Expedite! and Menlo Worldwide Trade Services. The Menlo Worldwide companies employ more than 12,000 people. They provide global supply chain services including air freight, ocean freight, logistics management, critical expedited transportation, supply chain consulting and technology and customs brokerage and other trade services in more than 175 countries. Information about Menlo Worldwide can be found on the Web at Menloworldwide.com.

     CNF (NYSE:CNF) is a $5.1 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing. Information about CNF and its companies can be found on the Web at CNF.com and freight.com.

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Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of additional unusual charges and other costs and expenses related to Menlo Worldwide's forwarding operations, the possibility that CNF may, from time to time, be required to record impairment charges for goodwill and other long-lived assets, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges), and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, the February 2000 crash of an EWA aircraft and related litigation, matters relating to CNF's 1996 spin-off of Consolidated Freightways Corporation (CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, and matters relating to CNF's defined benefit pension plans. The factors included herein and in Item 7 of CNF's 2003 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.